Exhibit 5.1

[Latham & Watkins Letterhead]

November 21, 2002

The Cooper Companies, Inc.
6140 Stoneridge Mall Road, Suite 590
Pleasanton, California 94588

Re: Registration Statement on Form S-8;
445,000 additional shares of Common Stock, par value $.10 per share

Ladies and Gentlemen:

In connection with the registration of 445,000 additional shares of common stock of The Cooper Companies, Inc. (the “Company”), par value $.10 per share, (the “Shares”) issuable under The Cooper Companies, Inc. 1996 Long Term Incentive Plan for Non-Employee Directors (the “Plan”) and 445,000 rights (the “Rights”) to acquire an aggregate of 4,450 shares of the Company’s Series A Junior Participating Preferred Stock attached to the Shares, under the Securities Act of 1933, as amended (the “Act”), on Form S–8 filed with the Securities and Exchange Commission (the “Commission”) on November 21, 2002 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that, as of the date hereof:

The Cooper Companies, Inc.
November 21, 2002

1.    Assuming that the Shares consist solely of treasury shares, the Shares have been duly authorized, and upon issuance, delivery and payment therefor in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

2.    The Rights have been duly authorized for issuance and, assuming the Shares bear the legend required by the Rights Agreement dated as of October 29, 1997 between the Company and American Stock Transfer & Trust Company, the Rights will be validly issued.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS